UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 1, 2005 (May 25, 2005)

Axesstel, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-32160	91-1982205
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6815 Flanders Drive, Suite 210, San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 625-2100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 25, 2005, Axesstel Korea, Inc., fka Axesstel R&D Center Co., Ltd., a Korean company (“Subsidiary”) and a wholly-owned subsidiary of Axesstel, Inc. (“Axesstel”), entered into a binding Memorandum of Understanding (the “MOU”) with TBK Electronics Corporation, a Korean company (“TBK”) to purchase certain equipment, assume certain leased equipment, and enter into a lease for certain manufacturing premises (collectively, the “Transaction”). The Transaction is subject to approval of the stockholders of TBK and the negotiation and execution of a separate asset purchase agreement between TBK and Subsidiary (the “Transaction Agreement”). TBK is a contract manufacturer of various wireless and other telecommunications equipment.

The terms of the MOU include payment of KRW 1.9 billion (approximately US$1.9 million) (the “Purchase Price”) to TBK by Subsidiary for the purchase of specified communication manufacturing equipment, exclusive of value added tax. Subsidiary will further lease certain manufacturing premises from TBK subject to a separate lease agreement to be executed between Subsidiary and TBK for monthly lease payments of approximately KRW 26,000,000 (approximately US$26,000) for a period of two years. Subject to the terms of the Transaction Agreement, Subsidiary will also pay the leasing fee for or buyout certain manufacturing equipment currently leased by TBK for approximately $40,000 per month for seven (7) months. If the required stockholder approval is not obtained, TBK has agreed to reimburse Subsidiary for expenses incurred in pursuing the Transaction.

Under the terms of the MOU, Axesstel will open a letter of credit in the amount of KRW 770,000,000 (approximately US$770,000) as a guarantee of the Purchase Price and the performance of Subsidiary under the MOU (the “Letter of Credit”). When Subsidiary pays the full Purchase Price to TBK, the Letter of Credit will be canceled.

The MOU will remain in force until the execution of the Transaction Agreement superseding the MOU unless canceled earlier pursuant to the terms of the MOU. Each party will bear its own costs incurred in the performance of the MOU. TBK may cancel the MOU if the Purchase Price is not paid in accordance with the terms of the MOU. The MOU may be canceled by either party to the MOU if the other party’s obligations under the MOU are not being performed in good faith or cannot be continuously performed as required by the MOU.

A copy of the press release announcing the Transaction is also attached as an exhibit hereto.

Item 9.01 Financial Statements and Exhibits

(a)	Not applicable

(b)	Not applicable

(c)	Exhibits

99.1	Press release dated June 1, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Axesstel, Inc.

By:	/s/ David L. Morash
David L. Morash
President and Chief Financial Officer

Date: June 1, 2005